Exhibit 99.1

CONTACTS:	Nathan Misner	Suzanne DuLong
	F5 Networks	F5 Networks
	Global Communications	Investor Relations
	(206) 272-7494	(206) 272-7049
	n.misner@f5.com	s.dulong@f5.com

F5 Completes Acquisition of NGINX

SEATTLE, May 9, 2019 – F5 Networks (NASDAQ: FFIV), the global leader in multi-cloud application services, announced today that it has completed the acquisition of NGINX, an open source leader in application delivery. On March 11, 2019, F5 announced that it had entered into an agreement to acquire NGINX.

The combined company will enable multi-cloud application services across all environments, providing the ease-of-use and flexibility developers require while also delivering the scale, security, reliability and enterprise readiness network operations teams demand. Visit F5.com/nginx for more details.

Additional perspective on the acquisition can be found in blog posts from F5 and NGINX leadership:

•	NGINX Is Now Officially Part of F5

•	F5 and NGINX: Bridging the Divide

•	Open Letter from François Locoh-Donou Announcing NGINX Acquisition

•	NGINX to Join F5: Proud to Finish One Chapter and Excited to Start the Next

About F5

F5 (NASDAQ: FFIV) gives the world’s largest businesses, service providers, governments, and consumer brands the freedom to securely deliver every app, anywhere—with confidence. F5 delivers cloud and security application services that enable organizations to embrace the infrastructure they choose without sacrificing speed and control. For more information, go to f5.com. You can also follow @f5networks on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies.

F5 and NGINX are trademarks and service marks of F5 Networks, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.